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                                                                  Exhibit (4)(f)


               PROVIDENTMUTUAL LIFE AND ANNUITY COMPANY OF AMERICA
                         A Stock Life Insurance Company


                                      RIDER

                                  DEATH BENEFIT


OWNER:

CONTRACT NUMBER:


The following Death Benefit provision replaces THE DEATH BENEFIT provision found under the DEATH BENEFITS Section of your Contract. Capitalized items are defined in the Contract.

PROCEEDS ON DEATH BEFORE ANNUITY DATE. If the Owner dies before the Annuity Date, the Proceeds we will pay to the Beneficiary is the Death Benefit.

The Death Benefit will equal the greater of:

         1.       the Guaranteed Minimum Death Benefit; or

         2. the Contract Account Value less any Death Benefit Charge, if applicable.

The Proceeds will be paid in a lump sum or under a Payment Option. The Proceeds must be distributed in accordance with the rules set forth in the provision entitled "Death Benefit Before the Annuity Date: Death of an Owner." No Death Benefit is payable if this Contract is surrendered before the Owner's death.

GUARANTEED MINIMUM DEATH BENEFIT. The Guaranteed Minimum Death Benefit on or prior to the Contract Anniversary before the Owner's 75th birthday will be the sum of the premium payments less any Reduction For A Withdrawal described below. These amounts will be accumulated with interest at an effective annual rate of 5%.

The Guaranteed Minimum Death Benefit after the Contract Anniversary before the Owner's 75th birthday will be:

         1. the Guaranteed Minimum Death Benefit on the Contract Anniversary before the Owner's 75th birthday; plus

         2. the sum of the premium payments after the Contract Anniversary before the Owner's 75th birthday; less

         3. any Reduction For A Withdrawal described below after the Contract Anniversary before the Owner's 75th birthday.



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In no event will the Guaranteed Minimum Death Benefit exceed 200% of the sum of premium payments less 200% of any withdrawals including any applicable Surrender Charge.

REDUCTION FOR A WITHDRAWAL. When part of the Surrender Value is withdrawn, the withdrawal will reduce the Death Benefit in the same proportion that the Contract Account Value was reduced on the date of withdrawal. For each withdrawal, the Death Benefit reduction is calculated by multiplying the Death Benefit on the date of withdrawal by a fraction, the numerator of which is the amount of the withdrawal including any applicable Surrender Charge and the denominator of which is the Contract Account Value immediately prior to the withdrawal.







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